Exhibit 99.1

Kopin Corporation Receives Delinquency Notice from NASDAQ Due to Delay in Filing of Form 10-Q

TAUNTON, Mass.--(BUSINESS WIRE)--Kopin Corporation (NASDAQ: KOPN) (together with its subsidiaries, the “Company”) today announced that it received a NASDAQ Staff Determination letter indicating that the Company is not in compliance with NASDAQ Marketplace Rule 4310(c)(14) because it did not timely file its Quarterly Report on Form 10-Q for the quarter ended March 29, 2008.

Kopin has delayed the filing of its Form 10-Q pending review of a recently filed Request for Mediation made by a customer of the Company. In the Request for Mediation, the customer, a privately held company based in the European Union, makes claims relating to certain representations and actions of an employee of a subsidiary of Kopin. Kopin is currently conducting an investigation relating to claims made in such Request for Mediation.

The NASDAQ Staff Determination letter stated that as a result of the Company’s non-compliance with Nasdaq Marketplace Rule 4310(c)(14), Kopin’s securities will be delisted from Nasdaq at the opening of business on May 28, 2008, unless the Company requests a hearing in accordance with Nasdaq Marketplace Rules. Kopin intends to request a hearing before a Nasdaq Listing Qualifications Panel to appeal the Nasdaq’s Staff determination, which will stay the delisting until the Nasdaq Listing Qualifications Panel has reached a decision. However, there can be no assurance that the Nasdaq Listing Qualifications Panel will grant the Company’s request for continued listing of its common stock.

About Kopin

Kopin Corporation produces lightweight, power-efficient, ultra-small liquid crystal displays and III-V heterojunction bipolar transistors (HBTs) that are revolutionizing the way people around the world see, hear and communicate. Kopin has shipped more than 20 million displays for a range of consumer and military applications including digital cameras, personal video eyewear, camcorders, thermal weapon sights and night vision systems. The Company's HBTs, which help to enhance battery life, talk time and signal clarity, have been integrated into billions of wireless handsets as well as into WiFi, VoIP and high-speed Internet data transmission systems. Kopin's proprietary display and III-V technologies are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com.

CyberDisplay and The NanoSemiconductor Company are trademarks of Kopin Corporation.

Kopin – The NanoSemiconductor Company™

Safe Harbor Statement

Statements in this news release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to: the potential outcome of the Request for Mediation filed by a customer of the Company; Kopin’s decision to request a hearing to review the NASDAQ Staff Determination letter; and the possible delisting of Kopin's common stock from The NASDAQ Global Market. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to: the potential that Kopin may be unsuccessful in obtaining a stay of delisting; the potential that Kopin may not become current in its delinquent periodic report; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 29, 2007, and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this report.

CONTACT:
Kopin Corporation
Richard Sneider, 508-824-6696
Chief Financial Officer
rsneider@kopin.com
or
Sharon Merrill Associates, Inc.
Scott Solomon, 617-542-5300
Vice President
ssolomon@investorrelations.com